Exhibit 99.1

Dynamex — Fourth Quarter Fiscal Year 2007
September 19, 2007

5429 LBJ Freeway,
Suite 1000
Dallas, TX 75240
214-560-9000
Fax: (214) 560-9349

For immediate release
For further information contact:
Ray Schmitz
Vice President and Chief Financial Officer
(214) 560-9308
ray.schmitz@dynamex.com
DYNAMEX ANNOUNCES FOURTH QUARTER
FISCAL YEAR 2007 RESULTS
Fourth Quarter & FY 2007 Highlights:
•	4th Quarter sales increase 14.9% to $109 million

•	4th Quarter diluted earnings per common share increases 25% to $0.38 per share

•	Repurchased 531,000 common shares in 4th Quarter; authorization increased by $20 million

•	Nine new franchise locations signed this quarter

•	FY 2007 sales increase 15.5%, diluted earnings per common share increases 26% to $1.39 per share

•	Company expects FY 2008 diluted earnings per common share to range between $1.45 and $1.55
September 19, 2007 — Dallas, Texas — Dynamex Inc. (NASDAQ:DDMX), the leading provider of same-day delivery and logistics services in the United States and Canada, today announced net income of $4.1 million or $0.38 diluted earnings per common share for the FY 2007 fourth quarter compared to $3.3 million or $0.31 diluted earnings per common share in the prior year quarter. For the full fiscal year ended July 31, 2007, the Company reported net income of $15.0 million or $1.39 diluted earnings per common share, compared with net income of $12.4 million or $1.11 diluted earnings per common share in the prior year. Results for the full 2007 fiscal year include a one-time, after-tax benefit of $972,000 ($0.09 per share) recorded in the second quarter from the resolution of prior year cross-border transfer pricing issues.
Sales increased 14.9% to $109 million in the FY 2007 fourth quarter compared to the prior year. Excluding the impact of exchange rate fluctuations between the Canadian dollar and the U.S. dollar, sales increased 13.0%. Higher fuel surcharges in the current year quarter accounted for approximately 0.2% of the increase in sales compared to the prior year quarter, resulting in a core growth rate for the quarter of 12.9%. FY 2007 sales increased 15.5% to $414 million. Excluding the impact of fuel surcharges and foreign exchange, the core growth rate was 14.2%.
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Dynamex — Fourth Quarter Fiscal Year 2007
September 19, 2007

Selling, general and administrative (“SG&A”) expenses increased 8.7% to $22.1 million in the FY 2007 fourth quarter compared to the prior year period. Approximately 17% of the year-over-year dollar increase is attributable to changes in the Canadian/U.S. exchange rate. Excluding the impact of exchange rate changes, SG&A increased 7.2%. As a percentage of sales, SG&A expenses were 20.4% in FY 2007, down from 21.5% in the prior year.
Operating income was $6.4 million in the current year quarter, an increase of 12.9% over the prior year quarter. This increase is primarily attributable to higher sales.
Other income, net for the FY 2007 fourth quarter includes realized foreign currency gains from the settlement of inter-company transactions of approximately $180,000 ($105,000 or $0.01 per share, net of taxes).
Income tax expense was $2.5 million, an effective tax rate of 37.9% of income before taxes in the current year quarter compared to $2.3 million, or 40.8% of income before taxes in the prior year. The prior year increase was attributable to repatriation of cash from Canada.
Fourth Quarter Highlights
“Our performance for both the fourth quarter and year met or exceeded our expectations depending on the performance area,” said Dynamex Chairman and CEO, Rick McClelland. “Sales increased 14.9% for the quarter and 15.5% for the year while net income increased 23.9% for the quarter and 20.7% for the year.
“We recently completed four tuck-in acquisitions, which is consistent with our strategy of opportunistically expanding our business by acquiring smaller operators that we can easily integrate into our operations and that will immediately be accretive,” added McClelland. “The positive momentum of our franchise initiative continues. We added 9 locations during the quarter and now have 35 locations throughout the United States and Canada.
“We are pleased with our market position as we enter FY 2008,” continued McClelland. “We have a debt-free business generating strong top and bottom line growth. We have a significant opportunity for continued growth as the same-day and logistics services industry in the United States and Canada is a multibillion market that is extremely fragmented. We have a comprehensive service menu that allows us to develop unique and tailored solutions for clients that have on-demand or scheduled last mile transportation needs. We believe our service capability combined with our North American footprint and proprietary technology will continue to differentiate us from our competitors and enhance our competitive strengths in the marketplace.
“Our outlook for fiscal year 2008 reflects the continued confidence in our business. We remain focused on growing our business organically through existing and new customer relationships and by continuing to take advantage of our franchise model and we will also pursue well priced tuck-in acquisitions,” said McClelland. “This year our revenues exceeded $400 million due to the efforts of the 2,000 dedicated people on our team. We will now focus our efforts and attention on our next goal of making Dynamex a $1 billion company. These are exciting times for everyone on the team.
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Dynamex — Fourth Quarter Fiscal Year 2007
September 19, 2007

“Naturally, our commitment to improving shareholder value continues to be a top priority,” concluded McClelland. “We continued to put our excess cash to work for shareholders as we repurchased 531,000 common shares during the fourth quarter. We will continue to repurchase shares in fiscal year 2008 as our Board of Directors has authorized an additional $20 million for share repurchases. ”
Long-Term Debt
Total outstanding bank debt was zero as of July 31, 2007 compared to $900,000 at July 31, 2006. The Company utilized cash generated from operations and temporary bank borrowings to fund $14.9 million in stock repurchases during FY 2007.
Margins
The gross margin was 26.8% of sales in the current year quarter compared to 28.0% in the prior year quarter. Purchased transportation was 65.6% of sales this year, up from 65.1% last year as on-demand sales that generally have a higher gross margin than other sales, declined as a percentage of total sales, from 37.7% last year to 32.6% this year. Other cost of sales increased from $6.5 million last year to $8.2 million this quarter due principally to warehouse space and labor required to service new business added over the last year. Other cost of sales represented 7.6% of sales this year compared to 6.9% in the prior year.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) were $7.3 million, an 18% increase from the same quarter last year (see Reconciliation of Non-GAAP Financial Measures on page 8 of this release). EBITDA, as a percentage of sales, was 6.7% this quarter compared to 6.5% for the same quarter last year.
Depreciation and Amortization
Depreciation and amortization (“D&A”) in the fourth quarter 2007 was $615,000 this year compared to $467,000 last year. As a percent of sales, D&A was 0.6% compared to 0.5% in the prior year. The current year quarter includes amortization of leasehold improvements of approximately $100,000 compared to zero in the prior year.
Interest Expense
Interest expense for the three months ended July 31, 2007 was $39,000, $44,000 below the prior year period.
Stock Repurchase Plan
The Company repurchased 531,000 shares of the Company’s common stock during the current quarter at a cost of $12.8 million. The Board of Directors had authorized the repurchase of $38 million of the Company’s common stock. As of July 31, 2007, the Company had repurchased 1.8 million common shares at a total cost of $36.4 million. At the September 2007 Board of Directors meeting, $20 million was added to the authorization. Management intends to continue to purchase shares from time to time using available cash or temporary borrowings from the bank facility.
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Dynamex — Fourth Quarter Fiscal Year 2007
September 19, 2007

Outlook
The following outlook for FY 2008 is provided in connection with Regulation FD and to ensure that all investors continue to have equal access to information. The following outlook contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Caution should be taken that the actual results could differ materially from those stated or implied in this and other Company communications.
The Company expects year-over-year sales growth of between 6% and 10% for FY 2008 based on an expected average exchange rate of .94 between the Canadian dollar and the U.S. dollar. FY 2007 includes sales of approximately $10 million for services provided on an interim basis to a single customer in Western Canada that ended in fourth quarter of FY 2007. In addition, certain contracts that generated approximately $5 million annually were terminated during the fourth quarter when we exited certain relationships that generated sub-standard margins and one of our customers was sold. As a result, year-over-year sales growth is expected to be in the mid-single digit range for the first and second quarters but increase during the second half of the 2008 fiscal year.
Management expects the FY 2008 operating margin to average between 26.5% and 27.0%.
The effective income tax rate is expected to range between 38.0% and 39.0% of income before income taxes.
The Company expects FY 2008 net income to range between $1.45 and $1.55 per fully diluted share.
Investor Call
The Company will host an investor conference call on Thursday, September 20, 2007 at 10:00 a.m. Central Daylight Time. All interested parties may access the call Toll-Free at 1-877-407-9039. A participant will need the following information to access the conference call:
Company name — “Dynamex”. A telephone replay of the conference call will be available through September 27, 2007 at Toll-Free 1-877-660-6853, enter Account Number 3055 and Conference ID Number 254492.
The conference call will also be available on the Internet through Thomson’s website, located at www.earnings.com, and the link is also available through the Company’s website at www.dynamex.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call for 30 days.
* * *
Dynamex is the leading provider of same-day delivery and logistics services in the United States and Canada. Additional press releases and investor relations information as well as the Company’s Internet e-commerce services package, dxNow™, is available at www.dynamex.com.
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Dynamex — Fourth Quarter Fiscal Year 2007
September 19, 2007

This release contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risk and uncertainty, including, among other things, the effect of changing economic conditions, acquisition strategy, competition, foreign exchange, the ability to meet the terms of current borrowing arrangements, and risks associated with the local delivery industry. These and other risks are mentioned from time to time in the Company’s filings with the Securities and Exchange Commission. In light of such risks and uncertainties, the Company’s actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revision to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Caution should be taken that these factors could cause the actual results to differ from those stated or implied in this and other Company communications.
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Dynamex — Fourth Quarter Fiscal Year 2007
September 19, 2007

DYNAMEX INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands except per share data)
(Unaudited)

	July 31,	July 31,
	2007	2006
ASSETS
CURRENT
Cash and cash equivalents	$8,857	$6,058
Accounts receivable (net of allowance for doubtful accounts of $866 and $676, respectively)	42,649	36,425
Income taxes receivable	1,092	1,803
Prepaid and other current assets	3,559	2,689
Deferred income taxes	3,136	2,322

Total current assets	59,293	49,297

Property and equipment — net	8,495	5,967
Goodwill	47,613	46,934
Intangibles — net	326	390
Deferred income taxes	1,398	5,580
Other assets	3,915	2,357

Total assets	$121,040	$110,525

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
CURRENT
Accounts payable trade	$15,426	$11,168
Accrued liabilities	21,679	19,240

Total current liabilities	37,105	30,408

LONG-TERM DEBT	—	905
OTHER LONG-TERM LIABILITIES	2,526	—

Total liabilities	39,631	31,313

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock; $0.01 par value, 10,000 shares authorized; none outstanding	—	—
Common stock; $0.01 par value, 50,000 shares authorized; 10,145 and 10,638 outstanding, respectively	101	106
Additional paid-in capital	45,671	58,514
Retained earnings	31,122	16,160
Accumulated other comprehensive income:
cumulative translation adjustment	4,515	4,432

TOTAL STOCKHOLDERS’ EQUITY	81,409	79,212

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$121,040	$110,525

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Dynamex — Fourth Quarter Fiscal Year 2007
September 19, 2007

DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
(in thousands except per share data)
(Unaudited)

	Three months ended		Year ended
	July 31,		July 31,
	2007	2006	2007	2006

Sales	$108,644	$94,543	$413,774	$358,374

Cost of sales:
Purchased transportation	71,327	61,576	270,804	233,084
Other	8,246	6,524	33,535	26,227

	79,573	68,100	304,339	259,311

Gross profit	29,071	26,443	109,435	99,063

Selling, general and administrative
expenses:
Salaries, wages & employee benefits	15,146	13,979	58,420	53,707
Other	6,973	6,374	26,921	23,418

	22,119	20,353	85,341	77,125

Depreciation and amortization	615	467	2,357	1,931
(Gain) loss on disposal of property and equipment	(14)	—	(20)	1

Operating income	6,351	5,623	21,757	20,006

Interest expense	39	83	299	295
Other income, net	(302)	(56)	(2,079)	(275)

Income before income taxes	6,614	5,596	23,537	19,986

Income tax expense	2,509	2,284	8,575	7,594

Net income	$4,105	$3,312	$14,962	$12,392

Basic earnings per common share:	$0.39	$0.31	$1.41	$1.12

Diluted earnings per common share:	$0.38	$0.31	$1.39	$1.11

Weighted average shares:
Common shares outstanding	10,605	10,657	10,612	11,057
Adjusted common shares — assuming exercise of stock options	10,752	10,811	10,738	11,197
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Dynamex — Fourth Quarter Fiscal Year 2007
September 19, 2007

DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
(in thousands except percentage data)
(Unaudited)
Continued

	Three months ended		Year ended
	July 31,		July 31,
	2007	2006	2007	2006

Selected items as a percentage of sales:
Sales	100.0%	100.0%	100.0%	100.0%
Cost of sales:
Purchased transportation	65.6%	65.1%	65.4%	65.0%
Other	7.6%	6.9%	8.1%	7.3%

	73.2%	72.0%	73.5%	72.3%

Gross profit	26.8%	28.0%	26.5%	27.7%

Selling, general and administrative expenses:
Salaries, wages & employee benefits	14.0%	14.8%	14.1%	15.0%
Other	6.4%	6.7%	6.5%	6.5%

	20.4%	21.5%	20.6%	21.5%

Depreciation and amortization	0.6%	0.5%	0.6%	0.5%
(Gain) loss on disposal of property and equipment	0.0%	0.0%	0.0%	0.0%

Operating income	5.8%	6.0%	5.3%	5.7%

EBITDA Margin	6.7%	6.5%	6.3%	6.2%
EBITDA	$7,268	$6,146	$26,193	$22,212

Reconciliation of Non-GAAP Financial Measures:
Net income	$4,105	$3,312	$14,962	$12,392
Income tax expense	2,509	2,284	8,575	7,594
Interest expense	39	83	299	295
Depreciation and amortization	615	467	2,357	1,931

EBITDA	$7,268	$6,146	$26,193	$22,212

Sales by Service Type
On Demand	$35,414	32.6%	$35,702	37.7%	$137,418	33.2%	$134,179	37.5%
Scheduled/Distribution	38,137	35.2%	28,050	29.7%	144,708	35.0%	109,037	30.4%
Outsourcing	35,093	32.2%	30,791	32.6%	131,648	31.8%	115,158	32.1%

Total Sales	$108,644	100.0%	$94,543	100.0%	$413,774	100.0%	$358,374	100.0%

Sales by Country
United States	$65,874	60.6%	$59,953	63.4%	$257,025	62.1%	$230,768	64.4%
Canada	42,770	39.4%	34,590	36.6%	156,749	37.9%	127,606	35.6%

Total Sales	$108,644	100.0%	$94,543	100.0%	$413,774	100.0%	$358,374	100.0%

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Dynamex — Fourth Quarter Fiscal Year 2007
September 19, 2007

DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(in thousands)
(Unaudited)

	Year ended
	July 31,
	2007	2006

OPERATING ACTIVITIES
Net income	$14,962	$12,392
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,357	1,931
Amortization of deferred bank financing fees	28	24
Provision for losses on accounts receivable	499	695
Stock option compensation	771	717
Deferred income taxes	3,368	1,716
(Gain) loss on disposal of property and equipment	(19)	1
Lessor financed leasehold improvements	1,997	—
Non-cash rent expense	860	—
Changes in current operating assets and liabilities:
Accounts receivable	(6,722)	(5,417)
Prepaids and other current assets	(105)	(1,377)
Accounts payable and accrued liabilities	6,589	4,837

Net cash provided by operating activities	24,585	15,519

INVESTING ACTIVITIES
Purchase of property and equipment	(4,961)	(2,193)
Purchase of investments	(278)	(160)

Net cash used in investing activities	(5,239)	(2,353)

FINANCING ACTIVITIES
Principal payments on long-term debt	(5)	(3)
Net borrowings (payments) under line of credit	(900)	900
Net proceeds from exercise of stock options	1,103	1,084
Tax benefit realized from exercise of stock options	142	1,044
Purchase and retirement of treasury stock	(14,864)	(21,538)
Other assets	(1,212)	(964)

Net cash used in financing activities	(15,736)	(19,477)

EFFECT OF EXCHANGE RATES ON CASH FLOW INFORMATION	(811)	691

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,799	(5,620)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	6,058	11,678

CASH AND CASH EQUIVALENTS, END OF YEAR	$8,857	$6,058

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$262	$304

Cash paid for taxes	$5,226	$6,910

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